UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2025

RED ROBIN GOURMET BURGERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34851	84-1573084
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

10000 E. Geddes Avenue, Suite 500 Englewood, Colorado	80112
(Address of principal executive offices)	(Zip Code)

(303) 846-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.001 par value	RRGB	Nasdaq (Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Transition

On April 24, 2025, Red Robin Gourmet Burgers, Inc. (the “Company”) announced the appointment of David A. Pace to the position of President and Chief Executive Officer (“President and CEO”) of the Company, effective April 24, 2025 (the “Effective Date”). Mr. Pace replaces G.J. Hart as the Company’s President and CEO, who will also depart from the Board of Directors (the “Board”) of the Company as of the Effective Date. Following the Effective Date, Mr. Hart will be an employee senior advisor until September 24, 2025.

Mr. Pace has served on the Board since August 2019 and will continue to serve on the Board. He was serving as the Board’s Chairman and a member of each of the Compensation Committee and Nominating and Governance Committee, and in connection with his appointment, Mr. Pace has resigned from these roles. Biographical information regarding Mr. Pace appears in the section titled “Proposal 1. Directors” of the Company’s preliminary proxy statement for the 2025 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on March 18, 2025, which section is incorporated herein by reference. Following Mr. Hart’s departure, the size of the Board will be reduced from ten to nine directors.

Except as otherwise disclosed in this current report, there are no arrangements or understandings between Mr. Pace, on the one hand, and any other person, on the other hand, pursuant to which Mr. Pace was selected as an officer of the Company. Additionally, there are no family relationships between Mr. Pace, on the one hand, and any director or officer of the Company, on the other hand, or any other related party transaction of the Company involving Mr. Pace that would require disclosure under Item 404(a) of Regulation S-K.

Compensation Arrangements

In connection with his appointment as President and CEO, Mr. Pace has entered into an offer letter (the “CEO Offer Letter”) with the Company pursuant to which Mr. Pace will serve as President and CEO from the Effective Date until the third anniversary of the Effective Date, unless terminated earlier in accordance with the terms of the CEO Offer Letter (the “Initial Term”). Mr. Pace and the Company may mutually agree to extend the Initial Term for a successive six month period. The CEO Offer Letter provides that Mr. Pace will (i) receive an annual base salary of $750,000; (ii) be eligible to receive an annual bonus with a target of 200% of base salary (provided that for fiscal year 2025, he will receive a minimum annual bonus payout of $850,000 and his target bonus will be $1,125,000); and (iii) under the Company’s long-term incentive plan, receive a grant of (x) an aggregate of 750,000 restricted stock units (“RSUs”) comprised of (A) 250,000 RSUs which were granted upon the Effective Date and will vest in full on the first anniversary of the grant date (the “2025 RSUs”) and (B) 500,000 RSUs to be granted in 2026, which will vest in two equal installments on each anniversary of the grant date and (y) 900,000 performance-based RSUs (“PSUs”), which were granted at the same time as the 2025 RSUs and are subject to the achievement of performance targets based on the Company’s stock price set forth in the applicable award agreement during a three-year performance period following the grant date, in each case, subject to his continued service with the Company and certain termination protections. His outstanding equity awards previously granted in connection with his Board service will continue to vest in accordance with the applicable award agreement. Mr. Pace may also participate in the Company’s standard benefit plans, as may be amended from time to time, in which other senior executives are eligible to participate.

If, following the second anniversary of the Effective Date, Mr. Pace assists the Board in identifying or developing a successor President and Chief Executive Officer and such individual becomes the President and Chief Executive Officer (regardless of whether such individual is an external hire or internal promotion) and his employment is terminated in connection therewith, then he will receive, subject to his execution and non-revocation of a waiver and release of claims: (i) a lump-sum cash payment equal to one times his base salary as in effect immediately prior to the date of termination, payable within thirty days following such termination; and (ii) payment of a pro-rata share of the annual bonus that would otherwise have been earned, based on actual performance, had he continued to be employed by the Company for the fiscal year in which his employment was terminated, payable when annual bonuses are regularly paid to similarly-situated executives (such payments, the “Completion Bonus”). In the event that Mr. Pace becomes entitled to the Completion Bonus he will not be entitled to the Severance Benefits (as defined below).

Upon Mr. Pace’s termination of employment by the Company without cause or due to his resignation for good reason, he will be entitled to receive, subject to his execution and non-revocation of a waiver and release of claims, an amount equal to (i) two times his base salary, payable in installments during the twenty-four month period following the date of his termination; (ii) payment of a pro-rata share of his annual bonus that would otherwise have been earned, based on actual performance, had he continued to be employed by the Company for the fiscal year in which his employment was terminated, payable when annual bonuses are regularly paid to similarly-situated executives; and (iii) subject to his timely election of continued healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), a lump sum payment in the amount of the cost of COBRA coverage for Mr. Pace and his eligible dependents for up to eighteen months (the foregoing payments and benefits, the “Severance Benefits”). If Mr. Pace receives severance payments and benefits under the Company’s Executive Severance Plan, he will not be eligible to receive the foregoing severance benefits, and his cash severance multiplier under the Executive Severance Plan will be 2.0, the change in control benefits continuation period under the Executive Severance Plan will be twenty-four months, and the definitions of cause and good reason (and the applicable release of claims) will be replaced by the definitions and release of claims referred to in the CEO Offer Letter. Upon termination of employment, all of Mr. Pace’s unvested equity awards will be treated in accordance with the terms of the applicable award agreements.

Mr. Pace will be subject to customary restrictive covenants in the CEO Offer Letter, including during employment and for the twenty-four months following termination of employment, non-competition and non-solicitation of employees, suppliers, and business relations of the Company.

The foregoing summary does not purport to be a complete description and is qualified in its entirety by the CEO Offer Letter, a copy of which is filed as an exhibit hereto and incorporated herein by reference.

In connection with Mr. Hart’s departure, the Company entered into a separation and transition agreement (the “Separation and Transition Agreement”) with Mr. Hart on April 24, 2025. During the period Mr. Hart is a senior advisor, he will receive a monthly salary of $110,000 and will not receive any additional long-term incentive awards. At the end of such period, Mr. Hart’s employment will terminate, and he will be eligible to receive the separation benefits set forth in the Separation and Transition Agreement, which supersedes Mr. Hart’s participation in the Company’s Executive Severance Plan and are consistent or less than those provided under his employment agreement, and provides that, in addition to any accrued but unpaid benefits or obligations, Mr. Hart is eligible to receive: (i) an aggregate amount equal to $1,800,000, which equals eighteen months of Mr. Hart’s annual base salary as in effect immediately prior to the Effective Date, payable in monthly installments for eighteen months following the termination of his employment and (ii) a lump-sum cash payment equal to a pro-rata portion of Mr. Hart’s annual bonus, if any, for the Company’s 2025 fiscal year under the Company’s 2025 annual bonus plan that Mr. Hart would have earned based on actual performance had he remained employed for the entire 2025 fiscal year (the “Pro-Rata Bonus”), payable at such time as bonuses are generally paid by the Company to its executives. Mr. Hart’s unvested RSUs granted in September 2022 will remain outstanding and eligible to vest during the period he is a senior advisor and he will forfeit all other unvested RSUs and PSUs as of the Effective Date. If Mr. Hart does not participate in the Company’s earnings call in May or fails to provide the requested advisory services, then Mr. Hart will forfeit his continued salary payments, the Pro-Rata Bonus and the continued vesting of his RSUs that were granted in 2022. Mr. Hart’s receipt of the severance benefits mentioned in this paragraph is subject to his execution of a waiver and release of claims in favor of the Company and its affiliates. Mr. Hart is also subject to certain restrictive covenants in his employment agreement and the Separation and Transition Agreement, including nondisclosure of confidential information, return of company property, non-disparagement, and, for twenty-four months following the date of separation, non-solicitation and non-hire of certain employees, non-solicitation of suppliers and business relations of the Company and non-competition against the Company. Mr. Hart’s departure does not involve a disagreement on any matter relating to the Company’s operations, policies or practices.

The foregoing description of the terms of the Separation and Transition Agreement is qualified in its entirety by reference to the full terms of the Separation and Transition Agreement, a copy of which is filed as an exhibit hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Offer Letter by and between Red Robin Gourmet Burgers, Inc. and David A. Pace dated April 24, 2025
10.2	Separation and Transition Agreement by and between Red Robin Gourmet Burgers, Inc. and G.J. Hart dated April 24, 2025
99.1	Red Robin Gourmet Burgers, Inc. Press Release dated April 24, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 24, 2025

RED ROBIN GOURMET BURGERS, INC.

By:	/s/ Sarah A. Mussetter
Name:	Sarah A. Mussetter
Title:	Chief Legal Officer